Exhibit 99.1

PRESS RELEASE

Synthesis Energy Systems Provides Progress Update on Strategic Equity

Investment and Collaboration in China

Agrees to Extension for Strategic Equity Investment through March 31

HOUSTON, Texas, — December 30, 2011 — Synthesis Energy Systems, Inc. (NASDAQ: SYMX) (“SES”) today announced that it, China Energy Industry Holding Group Co. and Zhongjixuan Investment Management Company Ltd. (“ZJX”) have mutually agreed to an extension of the closing period of their share purchase agreement dated March 31, 2011 and amended on August 17, 2011, through March 31, 2012. While the parties have indicated their support for this investment, this extension was necessary in order to allow time for Yima Coal Industry Group Co., Ltd. (“Yima”) and its advisors to complete their due diligence and reviews of its proposed investment, including evaluating efficient structures for the proposed transactions. The parties believe that these steps will allow for optimal structuring and capital funding at the project and regional levels, which will be required for the large scale future investments in China anticipated by the parties.

“Although the transactions will not be submitted for governmental approval before December 31 of this year, good progress has been made in the past few weeks. We believe the interests of the parties are aligned and we remain confident in the short and long term value we believe can be realized by working together with them,” commented Robert Rigdon, President and CEO of SES. “While the parties require additional time to complete the reviews, processes and governmental approvals necessary to make an investment into a foreign entity such as SES, we believe that each of the parties is taking this investment very seriously as evidenced by their diligence in working toward finalizing the deal.”

“We remain confident that the parties will proceed quickly to complete this important strategic investment into SES,” said Feng Feng, Chairman and CEO of ZJX.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of

SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol, the sufficiency of internal controls and procedures and the ability of SES to grow its business as a result of the China Energy and Zuari transactions as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice

In connection with the proposed transaction, SES has filed a preliminary proxy statement, and intends to files a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

When available, you may obtain the preliminary and definitive proxy statements for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

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Contact:

Synthesis Energy Systems, Inc.

Kevin Kelly

Chief Accounting Officer

(713) 579-0600

Kevin.Kelly@synthesisenergy.com

MBS Value Partners, LLC

Matthew D. Haines (SES investors and U.S. media)

Managing Director

(212) 710-9686

Matt.Haines@mbsvalue.com

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